Exhibit 99.1
For Immediate Release
NAVARRE CORPORATION ANNOUNCES
SALE OF FUNIMATION ENTERTAINMENT
Company Advances on Strategic Initiatives and Affirms Debt-Free Status at March 31, 2011
MINNEAPOLIS, April 4, 2011 — Navarre Corporation (Nasdaq: NAVR) today announced that it has sold FUNimation Entertainment for $24 million in an all cash transaction. Purchasers in the transaction are a group of entities that were newly formed by an investment group that includes Gen Fukunaga, FUNimation Entertainment’s chief executive officer, as a minority stakeholder. In connection with the sale, the Company has entered into an agreement to act as FUNimation Entertainment’s exclusive distributor in the United States on a continuing basis, and will also act as FUNimation Entertainment’s logistics and fulfillment services provider.
The transaction is a major step forward in the Company’s ongoing strategy to focus on the expansion of revenue in the distribution of new product lines, further develop the breadth of its value added services, and continue to grow its direct to consumer fulfillment services. This strategy has already resulted in a significant reduction to debt and has improved operating margins by leveraging the Company’s significant distribution and logistics expertise and considerable systems and physical assets.
“We ended fiscal 2011 debt free, prior to our receipt of the proceeds from this transaction,” said Cary L. Deacon, chief executive officer of Navarre Corporation. “With the strength of our balance sheet, Navarre will be able to deploy the funds generated from the sale of FUNimation to build or acquire new businesses and services to diversify our revenue streams that will support our long-term objectives. We will be actively seeking expansion opportunities in the distribution and online/web services area to support our direct to consumer strategies.
“We are energized by the progress we have made, and feel we are now positioned to build our businesses and services offering to support our long-term objectives and increase shareholder value,” continued Deacon.
Earlier this year, the Company had detailed the strategies that support its long-term objectives. Going forward, Navarre’s strategic initiatives include:
•	Leveraging its state-of-the-art systems and logistics capabilities;

•	Continuing to expand its products and services beyond digitally downloadable goods;

•	Providing back-end logistics solutions and fulfillment capabilities to customers and clients;

•	Expanding its direct-to-consumer fulfillment business;

•	Enhancing the business development team to support acquiring new services and product lines; and

•	Continuing to grow the Canadian business through expanding relationships with key Canadian retailers.
“This transaction ends a comprehensive sales process undertaken over the last year. As previously discussed, FUNimation’s future strategies and associated risks to execute them are not in line with Navarre’s strategic direction.” said Reid Porter, chief operating officer of Navarre Corporation. “Most importantly, this sale allows us to now provide even greater focus on executing against our long-term strategic objectives.”

The Company anticipates that its financial results for the fourth quarter of fiscal year 2011 will be impacted by a non-cash impairment charge resulting from a reduction in the carrying value of FUNimation’s net assets, as well as a pre-tax loss upon the sale of FUNimation. The exact amount of the impairment charge and the loss resulting from the sale of FUNimation will be determined in connection with preparing the Company’s financial statements for the 2011 fiscal year end but is currently estimated to be approximately $11 million.
As part of the sale, Navarre will remain the exclusive distributor of FUNimation products in the United States. As exclusive distributor, Navarre will leverage its more than 25-year history as a leading distributor for computer software, home entertainment media, consumer electronics and accessories. More information on the sale of FUNimation, as well as updates on the Company’s new strategic priorities, will be available in Navarre’s fiscal 2011 fourth-quarter and full-year earnings release on June 7, 2011, and subsequent conference call on June 8, 2011. Details regarding that earnings release will be provided shortly. In addition, the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission describes the FUNimation sale.
About FUNimation Entertainment
FUNimation Entertainment is the leading company for Japanese animation in the United States and is known for acquiring top-rated anime series from Japan and for being the market share leader for home video sales of anime in the United States. The company has a proven formula for launching and advancing brands, and in many instances manages a full spectrum of rights including broadcasting, licensing, production, internet, and home video sales and distribution.
About Navarre Corporation
Navarre(R) Corporation provides distribution, third party logistics, supply chain management and other related services for North American retailers and their suppliers. For over 25 years, the Company has been a leading distributor for computer software, home entertainment media, consumer electronics and accessories. The Company also publishes computer software in its Encore(R) subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.
Forward-Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are made based on the Company’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by these forward-looking statements. The Company’s forward-looking statements are also subject to risks and uncertainties which can affect its performance in both the near-and long-term. The Company identifies the principal risks and uncertainties that affect its performance in its Annual Report Form 10-K for the fiscal year ended March 31, 2010 and other filings with the Securities and Exchange Commission. The Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.
CONTACT: Navarre Corporation
Investor Relations
763-535-8333
ir@navarre.com
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